Exhibit 10.02

RELOCATION POLICY

General:

This policy explains the relocation and financial support available to Associates who are relocating.  Human Resources must initiate and approve in writing all relocation plans.  It is the intent of MSC Industrial Direct Co., Inc. to share the burden of reasonable expenses incurred in the relocation of an Associate and their family.  All reimbursable relocation expenses are charged to the hiring department budget.

•	All relocation activities must be coordinated through MSC’s relocation vendor. Relocation expenses will not be reimbursed if the Associate does not use this vendor.
•	Relocation expenses must be incurred within one year from the Associate’s start or transfer date, unless otherwise discussed and approved by Human Resources.
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All reimbursements must be accompanied by receipts and submitted via the MSC reimbursement process and be in accordance with the MSC Travel and Entertainment Expense Reimbursement and MSC Travel policies.  Human Resources must approve all relocation expenses.

•	You must either have accepted an offer of employment or be a current MSC Associate at the time an expense is submitted in order to receive these benefits.
•	Unused relocation benefits will be forfeited.

Relocation Vendor:

The relocation vendor coordinates market analyses, sale and purchase of housing or rental and move activities.  They will assist the Associate with referrals to third party vendors (real estate agents and movers, etc.) and manage the process on behalf of the Associate and MSC.  The relocation vendor will assign a real estate agent to you or you may request a particular agent.  This agent must be willing to work cooperatively with the relocation vendor.  Do not contact or engage any agent on your own.  Once selected, you must work with this agent on all sale, purchase or rental activities prior to, during, and after commitment until the process is complete.  If you are not pleased with the agent’s services, contact the relocation vendor and the agent will be changed.  If you sell, buy or rent a property without the use of the assigned agent or relocation vendor, your relocation benefits may be negatively impacted.

Commission on Sale of Property:

MSC will pay up to a 6% commission on the sale of the Associate’s current primary residence.

Closing Costs:

MSC will pay the normal, non-recurring closing costs on the sale and purchase of primary residences.  Reimbursable closing costs do not include buyer incentives or buyer closing costs.  Mortgage origination fees associated with the new residence will be reimbursed up to a maximum of 1 point, but may not be used to reduce the rate of the mortgage.

Moving of Household Goods:

MSC will pay for the shipment of goods including two vehicles, cartons and packing.  The movement of recreational vehicles or equipment (jet-ski’s, boats, playground equipment, etc.) or set up of electronic/stereo equipment is not covered.

Moving of Cats & Dogs:

Expenses related to moving cats and dogs will be reimbursed.

Storage:

If you have closed on the sale of your home and cannot move into your new home, MSC will pay for storage of household goods for up to 4 months.

Temporary Housing:

MSC protects the Associate from incurring two living expenses at the same time.  In the event the Associate moves to his/her new MSC job in advance of the sale of their current primary home and before finding permanent housing in their new location, temporary housing is offered for up to 4 months and arranged by the relocation vendor.  MSC will pay the rent directly to the rental property owner.  However, the lease must be in the Associate’s name.  In order to make such payment arrangements, a copy of the lease must be provided to MSC.  Additionally, MSC will pay for furniture rental and basic utilities (including heat/electric, basic cable but excluding telephone) for up to 4 months.

If the Associate closes on the purchase of his/her new home before the closing on the sale of their current home, MSC will cover the expense of duplicate housing in the amount of the original mortgage payment for up to four months.  Once the current home closes, the Associate becomes responsible for living expenses, whether temporary or permanent.

Interim Housing:

Interim housing is meant to provide short-term (up to one month) lodging (ex: residence inn or hotel) in the event that there is a brief gap between the closing on the sale of the current home and the imminent scheduled closing on the purchase of the new home.  MSC will arrange for interim housing either through our Travel Department or the relocation vendor.  MSC will pay the difference between the cost of the interim housing and the previous mortgage.  Laundry service, room service and movie expenses are not covered under this policy.

Refund of Security Deposits:

MSC will extend money for the security deposit on temporary housing.  These funds belong to MSC and are a temporary extension as an accommodation to the Associate.  It is the responsibility of the Associate to be sure that this deposit is returned to MSC by either the landlord or the Associate at the end of the short term lease.  If the Associate converts the lease to a long term lease at his/her own personal cost, the Associate will be liable to repay MSC for the security deposit.

Grossing-Up:

Certain monies paid for relocation are considered by the IRS as income to the Associate.  MSC will gross-up allowable relocation expenses so that the move is tax-neutral for the Associate and no out-of-pocket expenses are incurred.

The gross-up will come in the form of a tax assistance payment made at year end in the form of additional tax withholding paid by MSC and remitted directly to the taxing authority.  It will be reported as income tax withheld, along with normal withholding on your W-2 form.  The tax assistance payment will be determined by using a prescribed percentage (based on expected marginal tax rates) applied to the total non-deductible moving expense.  This payment is considered additional income and is also grossed-up.  Income tax resulting from the gain on the sale of the Associate’s home is not reimbursable under this payment.

Associates are advised to obtain personal tax advice regarding the effect the relocation assistance program will have on their taxes and financial situation.

Travel:

Travel for the purpose of relocation must be arranged & approved via the Human Resources Recruitment Department through MSC’s Travel Department and adhere to MSC’s travel policy.  Air travel purchases should be made at least 14 days in advance, unless approved otherwise by the Human Resources Recruitment Department. Travel is permitted for the following reasons:

House Hunting: MSC will pay for up to two, 3-day house hunting trips for the Associate and family including flight, lodging, meals and car rental.

Family Visits: In the event an Associate is living separately from his/her immediate family, MSC will pay for flights home every other weekend for up to four months.

Final Relocation Trip: MSC will pay flight expenses for the Associate’s immediate family for the final trip to their new home.

Rental Assistance:

Breaking the Present Lease Commitment: If it is necessary to break a lease and a fee must be paid, MSC will reimburse the Associate the “break-lease” penalty to a maximum amount equal to 2 month’s rent. A copy of the current lease and appropriate documentation from the landlord or leaseholder will be required as proof for reimbursement.

Realtor Fee for New Residence: If the services of a real estate agent are used in the location of an apartment, MSC will reimburse the Associate up to a maximum amount equal to 1 ½ month’s rent for the rental fee.

Relocation Reimbursement:

If a relocated Associate elects to voluntarily transfer from the position for which they were relocated or leaves MSC before two full years from their date of transfer or date of hire for this position, the Associate must reimburse MSC as follows for relocation expenses incurred on his/her behalf, subject to state and federal law:

•	100% reimbursement to MSC if Associate leaves voluntarily or is terminated for cause within the first year of transfer or from date of hire

•	50% reimbursement to MSC if Associate leaves voluntarily or is terminated for cause within the second year of transfer or from date of hire

This condition should not be construed as a contract of employment.

Associates receiving relocation benefits will be provided with a copy of the MSC Relocation Policy.  Associates are required to acknowledge their understanding of this Relocation Policy and the reimbursement terms by signing the Relocation Reimbursement Agreement & Policy Acknowledgement Form.

MSC reserves the right to revise this policy at any time.  This policy is neither intended nor should be construed as a contract of employment.

Should Associates have questions or encounter circumstances that are not addressed in this policy, they should contact the Senior Recruitment Manager via the Human Resources Hotline at 516-812-1220 or 888-552-7752.